Exhibit 2.1

FORM OF

SECTION 351 CONTRIBUTION AGREEMENT

THIS SECTION 351 CONTRIBUTION AGREEMENT, made as of the [●] day of July 2025, to be effective as of the Effective Date (as defined below), by and between:

WHITEFIBER, INC. a Cayman Island exempted company (hereinafter “Company”); and BIT DIGITAL, INC., a Cayman Island exempted company (hereinafter referred to as the “Contributing Party”)

WITNESSETH:

WHEREAS, the Contributing Party, which has formed the Company and taken part in the development of the Company’s business, having an interest in the assets, business, liabilities and capital stock of its subsidiaries listed on Schedule A attached hereto (the “Subsidiaries”);

WHEREAS, the Company and the Contributing Party believe that it is in their best interests to separate the Subsidiaries from the Contributing Party;

WHEREAS the Company and the Contributing Party have negotiated and reached certain understandings, herein delineated and in a Transition Services Agreement, which have been memorialized hereinafter; and

WHEREAS, effective as of the date on which the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-288650), relating to the Company’s initial public offering of ordinary shares of par value US$0.01 each (“Ordinary Shares), is declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”), each of the Company and the Contributing Party desire this Contribution Agreement to formalize and evidence such understandings.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties have agreed as follows:

1. As of the date of this Contribution Agreement, the Company currently has one Ordinary Share issued and outstanding, all of which is held by the Contributing Party. There are no preferred shares issued and outstanding.

2. The Contributing Party hereby contributes to the Company and hereby transfers, sells, conveys, assigns and quitclaims to the Company all of its rights, title and interest in and to the capital shares, business and associated assets and liabilities of the Subsidiaries (the “Contribution”).

3. The Company shall issue to the Contributing Party 27,043,749 Ordinary Shares as consideration for the Contributing Party’s Contribution, on the terms and subject to the conditions set out in this Contribution Agreement. The Ordinary Shares shall be issued and allotted to the Contributing Party on the Effective Date and the Company shall take all necessary actions to ensure that the Ordinary Shares are duly and validly issued, credited as fully paid, and entered into the register of members in the name of the Contributing Party.

4. The Company and the Contributing Party acknowledge that they have negotiated at arms length over a period of time regarding this transaction prior to reaching this agreement.  This Contribution Agreement memorializes the understandings reached and sets forth the complete agreement of the parties.  This Contribution Agreement supersedes any and all prior discussion and all oral and/or written understandings.  There are no representations or warranties made by any of the parties as an inducement to this Contribution Agreement except for those set forth in this Contribution Agreement, if any.

4. This Contribution Agreement is intended to provide for a tax-free exchange between the Contributing Party and the Company under Section 351 of the Internal Revenue Code and shall be construed to accomplish that result.

5. This Contribution Agreement may not be terminated, amended, or otherwise modified except by a written agreement signed by all of the Parties to this Contribution Agreement and all parties so required by the Company’s Amended and Restated Memorandum of Association at the time of such termination, amendment or modification, if any.

6. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effected during the terms of this Agreement in the state of New York, such provision shall be fully severable from the remaining provisions of this Contribution Agreement, and it shall not affect the validity of the remaining provisions, which provisions shall be given full force and effect as if the illegal, unenforceable, or invalid provision had not been included in this Contribution Agreement.  In lieu of an illegal, unenforceable, or invalid provision, there shall be substituted a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

7. This Contribution Agreement shall be construed and enforced in accordance with and governed by New York law in existence on the date of this Contribution Agreement.

8. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Contribution Agreement.

9. This Contribution Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors and assigns of the respective parties hereto.

10. Any notice required or permitted to be given under this Contribution Agreement shall be sufficient if in writing, and if sent by certified mail to the address shown at the head of the Contribution Agreement or such alternative address as a party may provide in writing and delivered to the above listed address of the other parties hereto.

11. The waiver by either party of a breach of any provision of this Contribution Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

IN CONSIDERATION THEREOF, intending to be legally bound, the parties have executed the Agreement on the date first written above.

ATTEST:

The Company
WHITEFIBER, INC.

By:
Sam Tabar
Chief Executive Officer

Contributing Party
BIT DIGITAL, INC.

By:
Erke Huang
Chief Financial Officer

SCHEDULE A

WhiteFiber AI, Inc.	(Delaware)
WhiteFiber HPC, Inc.	(Delaware)
WhiteFiber Iceland ehf	(Iceland)
WhiteFiber Canada, Inc.	(Canada)
WhiteFiber Japan G.K.	(Japan)

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